Exhibit 99.1

ZALICUS AND EPIRUS AGREE ZALICUS STOCKHOLDERS TO OWN 19% OF COMBINED

COMPANY POST-MERGER

BOSTON, June 25, 2014 - Zalicus Inc. (Nasdaq Capital Market: ZLCS) (“Zalicus”), and Epirus Biopharmaceuticals, Inc. (“Epirus”) agreed today that Zalicus stockholders will own 19% of the combined company post-merger. Pursuant to its merger agreement with Epirus Biopharmaceuticals, Inc., the percentage of the combined company that Zalicus stockholders will own as of the closing of the merger was subject to adjustment at the closing based on the level of Zalicus’ net cash as of a determination date prior to the closing. Based on Zalicus’ current level of net cash, both companies have agreed that stockholders of Zalicus will own approximately 19% of the combined company and current Epirus equityholders will own approximately 81% of the Company following the merger.

On April 16, 2014 Zalicus and Epirus entered into a definitive agreement under which Epirus will merge with a wholly-owned subsidiary of Zalicus in an all-stock transaction. Following closing, Zalicus will be re-named Epirus Biopharmaceuticals, Inc., and will operate under the leadership of the Epirus management team with Amit Munshi serving as the president and chief executive officer. In addition, Dr. Mark H.N. Corrigan will serve as chairman of the company’s board of directors, which will have representatives from both the existing Epirus and Zalicus boards. The merger will create a Nasdaq-listed, publicly traded company focused on building a global biosimilar enterprise to improve patient access to important medicines. Epirus is currently developing a pipeline of biosimilars, including BOW015, a biosimilar to Remicade®, BOW050, a biosimilar to Humira®, and BOW030 a biosimilar to Avastin®.

The merger is subject to customary closing conditions, including approval of the stockholders of Zalicus and Epirus. Zalicus stockholders are scheduled to vote on matters related to the merger at a stockholder meeting to be held on July 15, 2014. Zalicus stockholders are urged to vote for all the proposals being considered at the stockholders meeting.

About Zalicus

Zalicus Inc. (NASDAQ: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and inflammation. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain and oncology. To learn more about Zalicus, please visit www.zalicus.com.

245 First Street, Third Floor, Cambridge, MA 02142

Ph: 617 301 7000    Fax: 617 301 7010    www.zalicus.com

Additional Information Will Be Filed with the SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Zalicus or Epirus or the solicitation of any vote or approval. In connection with the proposed transaction with Epirus, Zalicus filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) on May 8, 2014, which, as amended, was declared effective on June 6, 2014 (the “Registration Statement”). The joint proxy statement/prospectus of Zalicus and Epirus included in the Registration Statement was filed with the SEC under Rule 424(b)(3) of the Securities Act of 1933 on June 6, 2014 and mailed to Zalicus and Epirus security holders. Investors and security holders of Zalicus and Epirus are urged to read carefully the joint proxy statement/prospectus relating to the merger (including any amendments or supplements thereto) in its entirety, because it contains important information about the proposed transaction.

Investors and security holders of Zalicus may obtain free copies of the definitive joint proxy statement/prospectus for the proposed merger and other documents filed with the SEC by Zalicus through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders of Zalicus may obtain free copies of the definitive joint proxy statement/prospectus for the proposed merger by contacting Zalicus, Attn: Justin Renz, jrenz@zalicus.com. Investors and security holders of Epirus may obtain free copies of the definitive joint proxy statement/prospectus for the merger by contacting Epirus, Attn: Edward Scott, escott@epirusbiopharma.com.

Zalicus and Epirus, and their respective directors and certain of their executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the agreement between Zalicus and Epirus. Information regarding Zalicus’ directors and executive officers is contained in Zalicus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on March 14, 2014 (as amended by Form 10-K/A which was filed with the SEC on April 30, 2014), the Registration Statement, and the definitive joint proxy statement/prospectus. Information regarding Zalicus’ directors and officers and a more complete description of the interests of Epirus’ directors and officers in the proposed transaction is available in the Registration Statement and the definitive joint proxy statement/prospectus.

Forward-Looking Statements

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including

245 First Street, Third Floor, Cambridge, MA 02142

Ph: 617 301 7000    Fax: 617 301 7010    www.zalicus.com

without limitation, the ability of Zalicus to close the Epirus merger, the amount of Zalicus’ net cash at closing and the percentage of stock of the combined company to be received by Zalicus’ stockholders at closing, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Zalicus or its management, before or after the aforementioned merger, may identify forward-looking statements. Zalicus caution that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Further information on the factors and risks that could affect Zalicus’ business, financial conditions and results of operations are contained in Zalicus’ filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. The forward-looking statements represent the estimates of Zalicus as of the date hereof only, and Zalicus specifically disclaims any duty or obligation to update forward-looking statements.

Contacts:

Justin Renz, CFO, Zalicus Inc.

617-301-7575

JRenz@zalicus.com

Gina Nugent

gnugent@zalicus.com

(c) 2014 Zalicus Inc. All rights reserved.

-End-

245 First Street, Third Floor, Cambridge, MA 02142

Ph: 617 301 7000    Fax: 617 301 7010    www.zalicus.com